EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 2.7%; EPS Increases 34.7% to $13.47

MEMPHIS, Tenn., Dec. 04, 2018 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $2.6 billion for its first quarter (12 weeks) ended November 17, 2018, an increase of 2.0% from the first quarter of fiscal 2018 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 2.7% for the quarter.

Net income for the quarter increased 25.1% over the same period last year to $351.4 million, while diluted earnings per share increased 34.7% to $13.47 per share from $10.00 per share in the year-ago quarter. Net income and diluted earnings per share benefitted from a lower effective income tax rate, primarily due to Tax Reform.

For the quarter, gross profit, as a percentage of sales, was 53.7% (versus 52.8% for the same period last year). The increase in gross margin was primarily attributable to the impact of the sale of two businesses completed in the prior year (65 bps) and higher merchandise margins. Operating expenses, as a percentage of sales, were 35.2% (versus 34.6% the same period last year), with deleverage primarily driven by domestic store payroll (56 bps).

Under its share repurchase program, AutoZone repurchased 654 thousand shares of its common stock for $497.1 million during the first quarter, at an average price of $760 per share. At the end of the first quarter, the Company had $985 million remaining under its current share repurchase authorization.

The Company’s inventory increased 2.0% over the same period last year, driven by new stores and increased product placement, partially offset by the impact of the sale of two businesses completed in the prior year. Inventory per location was $658 thousand versus $663 thousand last year and $636 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $59 thousand versus negative $52 thousand last year and negative $75 thousand last quarter.

“I want to thank all AutoZoners across the company for their tremendous efforts during our first fiscal quarter. Their dedication and commitment to superior service resulted in a strong start to our new year. As we entered the quarter, we knew we had difficult comparisons to last year’s first quarter due to the prior year’s sales benefit from three major hurricanes. Our team delivered very solid performance in DIY and our Commercial growth accelerated again reaching our highest growth since 2015. Our industry fundamentals remain strong and we continue to be excited about the initiatives we have underway to further enhance our inventory availability, to continue to accelerate commercial and to meet our customers how, when and where they want to be met with our omni-channel initiatives. As we continue to invest in our business, we remain committed to our disciplined approach of increasing operating earnings and cash flow, and utilizing our balance sheet and capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 17, 2018, AutoZone opened 13 new stores and relocated one store in the U.S. and opened three new stores in Mexico. As of November 17, 2018, the Company had 5,631 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 567 stores in Mexico, and 20 stores in Brazil for a total store count of 6,218.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 4, 2018, beginning at 10:00 a.m. (EST) to discuss its first quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.” The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone’s website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, December 25, 2018, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR and cash flow before share repurchases. These calculations include adjustments for impairment charges, pension termination charges and adjustments related to Tax Reform. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; access to available and feasible financing; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including cyber attacks; and raw material costs of suppliers. Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 25, 2018, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2019

Condensed Consolidated Statements of Operations
1st Quarter, FY2019
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 17, 2018	November 18, 2017

Net sales	$2,641,733	$2,589,131
Cost of sales	1,224,259	1,223,283
Gross profit	1,417,474	1,365,848
Operating, SG&A expenses	929,656	897,094
Operating profit (EBIT)	487,818	468,754
Interest expense, net	39,006	38,889
Income before taxes	448,812	429,865
Income taxes *	97,406	148,862
Net income	$351,406	$281,003
Net income per share:
Basic	$13.71	$10.17
Diluted	$13.47	$10.00
Weighted average shares outstanding:
Basic	25,629	27,638
Diluted	26,097	28,096

* The Company's effective tax rate was 21.7% for the 12 Weeks Ended November 17, 2018 and 34.6% for the comparable prior year period.
First quarter fiscal 2019 and 2018 include $11.2M and $2.2M in excess tax benefits from stock option exercises related to the adoption of ASU 2016-09, respectively.

Selected Balance Sheet Information
(in thousands)
	November 17, 2018	November 18, 2017	August 25, 2018
Cash and cash equivalents	$252,086	$257,677	$217,824
Merchandise inventories	4,090,376	4,012,104	3,943,670
Current assets	4,806,156	4,717,192	4,635,869
Property and equipment, net	4,228,801	4,060,951	4,218,400
Total assets	9,523,581	9,397,084	9,346,980
Accounts payable	4,455,330	4,326,737	4,409,372
Current liabilities	5,168,172	5,067,640	5,028,681
Total debt	5,156,037	4,982,984	5,005,930
Stockholders' deficit	(1,658,616)	(1,525,099)	(1,520,355)
Working capital	(362,016)	(350,448)	(392,812)

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	November 17, 2018	November 18, 2017
Net income	$1,407,939	$1,283,747
Add: Impairment before tax	193,162	-
Pension termination charges before tax	130,263	-
Interest	174,644	160,163
Taxes	247,337	646,011
Adjusted EBIT	2,153,345	2,089,921

Add: Depreciation and amortization	349,550	329,225
Rent expense	317,141	305,602
Share-based expense	43,115	39,543
Adjusted EBITDAR	$2,863,151	$2,764,291

Debt	$5,156,037	$4,982,984
Capital lease obligations	158,284	159,540
Add: Rent x 6	1,902,846	1,833,612
Adjusted debt	$7,217,167	$6,976,136

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended
	November 17, 2018	November 18, 2017
Depreciation and amortization	$82,452	$77,986
Capital spending	98,168	110,278

Cash flow before share repurchases:
Increase/(decrease) in cash and cash equivalents	$34,262	$(35,593)
Less increase/(decrease) in debt	149,378	(99,000)
Add back share repurchases	497,060	352,572
Cash flow before share repurchases and changes in debt	$381,944	$415,979

Other Selected Financial Information
(in thousands, except ROIC)
	November 17, 2018	November 18, 2017
Cumulative share repurchases ($ since fiscal 1998)	$19,915,371	$18,178,870
Remaining share repurchase authorization ($)	984,629	471,130

Cumulative share repurchases (shares since fiscal 1998)	145,342	142,888

Shares outstanding, end of quarter	25,216	27,262

	Trailing 4 Quarters
	November 17, 2018	November 18, 2017
Net income	$1,407,939	$1,283,747
Adjustments:
Impairment before tax	193,162	-
Pension termination charges before tax	130,263	-
Interest expense	174,644	160,163
Rent expense	317,141	305,602
Tax effect*	(201,217)	(154,727)
Deferred tax liabilities, net of repatriation tax	(132,113)	-
Adjusted After-tax return	$1,889,819	$1,594,785

Average debt**	5,028,638	5,073,275
Average stockholders' deficit**	(1,479,244)	(1,678,071)
Add: Rent x 6	1,902,846	1,833,612
Average capital lease obligations**	157,763	152,517
Pre-tax invested capital	$5,610,003	$5,381,333

Adjusted Return on Invested Capital (ROIC)	33.7%	29.6%

* Effective tax rate over trailing four quarters ended November 17, 2018 is 24.2% for impairment, 28.1% for pension termination and 23.4% for interest and rent expense. Effective tax rate over trailing four quarters ended November 18, 2017 was 33.5%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 1st Quarter Fiscal 2019
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Location Count & Square Footage

12 Weeks Ended	12 Weeks Ended
November 17, 2018	November 18, 2017
AutoZone Domestic stores:
Store count:
Beginning domestic stores	5,618	5,465
Stores opened	13	16
Stores closed	-	1
Ending domestic stores	5,631	5,480

Relocated stores	1	1

Stores with commercial programs	4,766	4,622

Square footage (in thousands)	36,836	35,813

AutoZone Mexico stores:
Stores opened	3	5
Total stores in Mexico	567	529

AutoZone Brazil stores:
Stores opened	-	-
Total stores in Brazil	20	14

Total AutoZone stores	6,218	6,023
Square footage (in thousands)	41,180	39,822
Square footage per store	6,623	6,612

IMC branches:
Total IMC branches	-	26

Total locations chainwide	6,218	6,049

Sales Statistics
($ in thousands, except sales per average square foot)
12 Weeks Ended	12 Weeks Ended	Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Parts (Domestic, Mexico and Brazil)	November 17, 2018	November 18, 2017	November 17, 2018	November 18, 2017
Sales per average store	$418	$411	$1,792	$1,770
Sales per average square foot	$63	$62	$271	$268

Total Auto Parts (Domestic, Mexico, Brazil and IMC)
Total auto parts sales	$2,593,440	$2,510,128	$11,034,810	(1)	$10,643,838
% Increase vs. LY	3.3%	5.0%	3.7%	2.9%

Domestic Commercial
Total domestic commercial sales	$546,908	$491,252	$2,269,864	$2,093,457
% Increase vs. LY	11.3%	6.7%	8.4%	5.8%

All Other (ALLDATA and AutoAnything)
All other sales	$48,293	$79,003	$238,870	(2)	$366,123
% Increase vs. LY	(38.9%)	0.9%	(34.8%)	(1.3%)

(1)	Results include IMC, which was sold during the third quarter of fiscal 2018 (effective April 4, 2018).
(2)	Results include AutoAnything, which was sold during the third quarter of fiscal 2018 (effective February 26, 2018).

12 Weeks Ended	12 Weeks Ended
November 17, 2018	November 18, 2017
Domestic same store sales	2.7%	2.3%

Inventory Statistics (Total Locations)
as of	as of
November 17, 2018	November 18, 2017
Accounts payable/inventory	108.9%	107.8%

($ in thousands)
Inventory	$4,090,376	$4,012,104
Inventory per location	658	663
Net inventory (net of payables)	(364,954)	(314,633)
Net inventory/per location	(59)	(52)

Trailing 5 Quarters
November 17, 2018	November 18, 2017
Inventory turns	1.3	x	1.3	x